Exhibit M-4

[Lee & Ko Letterhead]

August 12, 2014

To:	The Export-Import Bank of Korea

16-1, Youido-dong

Youngdeungpo-gu, Seoul

Republic of Korea

Re:	The Export-Import Bank of Korea (the “Bank”) US$500,000,000 2.375% Notes Due 2019 and US$500,000,000 3.250% Notes Due 2026

We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (“Korea”) in connection with the Issuer’s offering pursuant to a registration statement under Schedule B (File No. 333-180273) as amended when it became effective (the “Registration Statement”) of US$500,000,000 2.375% notes due 2019 and US$500,000,000 3.250% notes due 2026 (the “Notes”), to be issued under the fiscal agency agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(1)	an executed copy of the Fiscal Agency Agreement;

(2)	the Registration Statement;

(3)	the Prospectus dated August 1, 2014, as supplemented by the Prospectus Supplement dated August 5, 2014 (as supplemented, referred to hereinafter, as the “Prospectus”);

(4)	a copy of the executed Notes in global form;

(5)	copies of the articles of incorporation, the commercial registry extracts and the corporate seal certificate of the Chairman and President of the Issuer; and

(6)	a copy of the internal approval granted by the Chairman and President of the Issuer on July 31, 2014, authorizing the issue of the Notes.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

3.	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

4.	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer; subject to (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws in Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) general equity principles.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Lee & Ko

Lee & Ko